As filed with the Securities and Exchange Commission on March 21, 2016

Registration No. 333-205203

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 7

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

L&S Light & Strong, Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Israel		Not Applicable

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Haadom St.

Kanot industrial Zone, POB 7042

Gedera, Israel, 7070000

+972-8-931-6232Telephone Number

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Victor Tshuva & Co. – Law Offices 3 Hayezira Street (S.A.P. Building – 7th floor) Ramat-Gan, Israel, 52521	Matheau J. W. Stout, Esq. 400 E. Pratt Street 8 th Floor Baltimore, Maryland 21202

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)(2)	AMOUNT OF REGISTRATION FEE
Class A Ordinary Shares	54,394,185	$0.70 per share	$38,075,929.50	$3,834.25
TOTAL	54,394,185	$0.70 per share	$38,075,929.50	$3,834.25

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)	Includes 54,394,185 Class A ordinary shares offered by the Selling Shareholders, which were initially offered and sold outside the United States in reliance upon Regulation S. These ordinary shares are not being registered for the purpose of sales outside the United States.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

As the Registrant is a foreign private issuer, the Registrant shall file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

PROSPECTUS

L&S Light & Strong, Ltd.

54,394,185
CLASS A ORDINARY SHARES

Share Price: $0.70

This prospectus relates to the resale at $0.70 per share of up to 54,394,185 Class A ordinary shares offered by the Selling Shareholders, which were initially offered and sold outside the United States in reliance upon Regulation S. These ordinary shares are not being registered for the purpose of sales outside the United States. The Selling Shareholders will sell their shares at a price of $0.70 per share until the Company’s shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from the sale of these shares of common stock offered by the Selling Shareholders.

We will bear all costs associated with this registration. In accordance with 9F of Form 20-F, the Company is not paying any discounts or commissions to underwriters or other placement or selling agents. The Company estimates the following, reasonably itemized statement of the major categories of expenses incurred in connection with the issuance and distribution of the securities to be listed or offered:

Legal: $100,000

Accounting: $50,000

Filing Agent $5,000

Transfer agent: $2,500

Miscellaneous: $5,000

Such expenses are payable, by the Company and no portion of such expenses to be borne by the Selling Shareholder.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.  SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE 10 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information from that contained in this prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

We will receive no proceeds from the sale of the shares of common stock sold by the Selling Shareholders.

Dealer Prospectus Delivery Obligation

Until _______________________ all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

2

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 21, 2016

3

The sole purpose of this Amendment dated March 21, 2016 is to provide an updated Exhibit 23.1, which contains the consent of the Company’s auditor, dated March 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Israel, on March 21, 2016.

L&S Light & Strong , Ltd.

By:	/s/ Uri Orbach
Name: Uri Orbach
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Uri Orbach as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gal Erez	Chairman of the Board	March 21, 2016
Name: Gal Erez

/s/ Uri Orbach	Chief Executive Officer (principal executive officer)	March 21, 2016
Name: Uri Orbach

/s/ Uri Orbach	Acting Chief Financial Officer (principal financial and accounting officer)	March 21, 2016
Name: Uri Orbach

II-1

  SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of L&S Light & Strong , Ltd., has signed this registration statement or amendment thereto in New York on March 21, 2016.

Authorized U.S. Representative

By:	/s/ Matheau J. W. Stout
Name: Matheau J. W. Stout
Title: Service of Process Officer.

II-2

L&S LIGHT & STRONG , LTD.

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Articles of Association ∞+*

5.1	Opinion of Victor Tshuva & Co. Regarding Legality of the Securities Being Registered*

10.1	Agreement between the Company and Tzag Advanced Programs Ltd. Dated May 2015 ∞ *

10.2	Agreement between the Company and Efraim Menashy dated dated March 3, 2015 ∞ *

10.3	Form of Agreement between the company and various investors dated second half of 2014. ∞ *

10.4	Plan for granting options to company's employees dated January 2015 ∞ *

10.5	Agreement between the company and Gal Erez dated November 16, 2014 ∞ *

10.6	Agreement between the company and Uri Orbach dated November, 2014 ∞ *

10.7	Agreement between the company and shareholders dated February 23, 2015 ∞ *

10.8	Lease Agreement, dated October, 2014 by and between the Registrant and Shir Chen Paper Ltd ∞ *

10.9	Legal consultant agreement dated July 2014 by and between the Registrant and Victor Tshuva & Co. *

10.10	Non-recourse factoring agreement dated April 2, 2015 by the Registrant ∞ *

10.11	Service Agreement Dated June 11, 2015 by and between the Registrant and Udi Pridan ∞ *

10.12	Investors presentation *

10.13	Agreement between the company and Ofer Amir dated November 16, 2014 ∞ *

10.14	Agreement between the company and Alon and Tal Tamir Consultants and Design Ltd. Dated November 4, 2014, including amendment dated August 10, 2015. ∞ *

10.15	Addendum to the agreement with Uri Orbach ∞ *

10.16	Agreement between the company and Yehuda Yavets Chen dated November, 8, 2015 ∞ *

23.1	Consent of Independent Accounting Firm dated March 17, 2016

23.2	Consent of Israeli Law Firm, Victor Tshuva & Co. (included in Exhibit 5.1)*

∞	English translation of the original Hebrew document.
*	Previously filed.
+	The Company does not have Bylaws.